                       THIRD AMENDMENT TO LEASE AGREEMENT

                              [Camden Amphitheater]

      THIS THIRD AMENDMENT TO LEASE AGREEMENT ("3rd Amendment") is executed and entered into effective as of the 15th day of March, 1995, by and between the NEW JERSEY ECONOMIC DEVELOPMENT AUTHORITY ("Landlord"), a public body corporate and politic duly organized under the laws of the State of New Jersey, and PAVILION PARTNERS (f/k/a Sony Music/PACE Partnership) ("Tenant"), a Delaware general partnership.

                                    RECITALS

      A. Landlord and Tenant have executed and entered into that certain Lease Agreement ("Original Lease") dated February 9, 1994, pursuant to which Landlord agreed to demise, lease and rent to the Tenant, upon the terms, conditions and provisions contained therein, a certain tract of land located in Camden, New Jersey and bounded on the north by Wiggins Park, on the west by the Delaware River, on the east by Delaware Avenue, and on the south by Clinton Street (extended).

      B. Landlord and Tenant have previously amended the Original Lease pursuant to (i) that certain First Amendment to Lease dated March 11, 1994 ("First Amendment"), (ii) those certain letters provided by Tenant to Landlord and dated, respectively, March 31, 1994, April 15, 1994, April 22, 1994 and April 29, 1994 ("Amending Letters") and (iii) that certain Second Amendment to Lease Agreement dated June 7, 1994 ("Second Amendment").

      C. Landlord and Tenant desire to further amend certain provisions contained in the Lease as more fully set forth below.

                                    AMENDMENT

      NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the parties do hereby agree as follows:

      Section 1. Second Amendment Void.

            The Second Amendment to Lease Agreement dated May 7, 1994 is (a) hereby superseded by this 3rd Amendment, (b) null and void and (c) of no effect as amending the Lease. All references to the Lease herein are to the Original Lease, as amended by the First Amendment and the Amending Letters only.

      Section 2. Defined Terms

            2.1 All capitalized terms used herein which are not specifically defined pursuant to the provisions hereof shall have the respective meanings assigned pursuant to the provisions of the Lease.

            2.2 The term "Acceptable Construction Commitment" appearing in
Section 101 of the Lease is amended in its entirety to read as follows:

            "Acceptable Construction Commitment" shall mean the written commitment in favor of the Tenant from Turner Construction Company which guarantees a "Guaranteed Maximum Price" of $33,980,000 for construction of the Amphitheater as a Joint Facility (such Guaranteed Maximum Price being herein sometimes called the "GMP").

            2.3 The term "Commencement Date" appearing in Section 101 of the Lease is hereby amended in its entirety to read as follows:

            "Commencement Date" shall mean September 30, 1994.

            2.4 The term "Hard Costs" appearing in Section 101 of the Lease is hereby amended in its entirety to read as follows:

            "Hard Costs" shall mean all the Costs of the Initial Project other than Soft Costs. Hard Costs shall include, without limitation, those types and categories of costs related to the construction of the Amphitheater which are included in Turner Construction Company's GMP.

            2.5 The phrase "to the Trustee" appearing in the second line of the defined term "Proceeds" in Section 101 of the Lease is hereby replaced with the phrase "to the Landlord."

            2.6 The term "SJPAC" appearing in Section 101 of the Lease is hereby amended in its entirety to read as follows:

                  "SJPAC" shall mean South Jersey Performing Arts Center, Inc.
            or any other non-profit, tax exempt organization reasonably acceptable to Tenant.

      Section 3. Representations, Covenants and Warranties; Disclaimers

            3.1 Section 204(b) of the Lease is amended to read as follows:

            (b) Environmentally Related Construction Activities. The Tenant shall conform all construction activities to the standard set forth in the Post Remedial Construction Plan ("PRCP"), a copy of which both parties hereto have previously received. The parties hereto have each also received a conformed copy of the deed restrictions to be imposed upon the Leasehold Tract ("Deed Restrictions"). Notwithstanding the fact that the PRCP and the Deed Restrictions, including any amendments to either or both, may impose certain duties, responsibilities or obligations upon the Tenant as developer of the Amphitheater, it is specifically agreed and acknowledged, as between Tenant and the Landlord, that the costs incurred in fulfilling such duties, responsibilities or obligations shall be allocated between and borne by the Landlord and the Tenant consistent with the allocation between the Tenant and the Landlord of those same duties, responsibilities or obligations pursuant to the provisions of this Lease.

            3.2 Section 205 of the Lease is amended to change the words "Commencement Date" to the words "the earlier of December 31, 1994 or the date upon which the Initial Bonds are issued by the Landlord in accordance with the provisions hereof."

            3.3 Section 309 of the Lease is amended as follows:

                3.3.1 The word "paid" appearing in the second line of Section 309 of the Lease is hereby changed to be the word "unpaid."

                3.3.2 A new sentence is hereby added at the end of Section 309 to read as follows:

                        If the initial Bonds are never issued then, notwithstanding anything to the contrary contained herein, (i) no Administrative Fee shall be payable by the Tenant to the Landlord, (ii) no Bond Related Supplemental Rent Payments shall be payable hereunder by the Tenant and (iii) all Non-Bond Supplemental Rent Payments shall be payable in the manner otherwise provided herein and not to the Trustee.

      Section 4. Conditions Precedent

            4.1 Section 404 of the Lease is hereby deleted in its entirety and replaced with the following:

            Section 404. Remaining Clean-Up Items. The Landlord agrees that it will reasonably cooperate with Tenant in connection with causing, and exercise its reasonable best efforts to cause, each of the following to be satisfied as soon hereafter as is reasonably practicable:

                  (a) Issuance of a commitment from the City of Camden in favor of the Tenant pursuant to which the City of Camden commits, at its sole cost and expense, to (i) provide utility availability for water (at 60 psi), sanitary sewer, storm sewer, water and other required city utility services to the boundary of the Leasehold Tract at Delaware Avenue with such capacity and in such amounts as will be sufficient for the proper use and operation of the Amphitheater,
            (ii) complete such necessary offsite roadway improvements to permit the extension of Delaware Avenue South prior to the opening of the Amphitheater which will satisfy all traffic requirements which must be satisfied to permit the opening and use of the Amphitheater (including the construction of Jersey Barriers) and (iii) relocate the existing sanitary sewer line currently located under a portion of the Leasehold Tract to the extended Delaware Avenue South right-of-way.

                  (b) Issuance of a written commitment from South Jersey Port
            Corporation in favor of the Tenant pursuant to which the South Jersey Port Corporation grants to the Tenant the right to install and bury such pipes or other lines under Clinton Street as may be necessary for the Tenant to tie into the existing sanitary and storm sewer lines thereon.

                  (c) Finalization of the location of, and the terms and
            conditions relating to, the easements or other restrictions or encumbrances to be imposed upon any of the Subject Tracts pursuant to the proposed Contract for Sale of Land for Private Redevelopment among the CRA, the Landlord and Cooper's Ferry Development Association, Inc. in a manner reasonably acceptable to the Tenant.

                  (d) Issuance of a written commitment from the CRA in favor of the Tenant pursuant to which the CRA agrees to vacate and abandon the 35 foot easement along the most easterly portion of the Leasehold Tract at such time as the existing sanitary sewer line located thereunder is relocated onto the extension of Delaware Avenue South.

                  (e) Execution by the City of Camden of an amendment to the
            "payment in lieu of taxes" arrangement with the City of Camden which results in the amount and timing of payments due thereunder being satisfactory to the Tenant.

            4.2 A new sentence is hereby added at the end of Section 407 of the Lease to read as follows:

            Notwithstanding anything to the contrary contained herein, the Landlord shall not execute or enter into the SJPAC Lease until the SJPAC Three Way Agreement has been executed by SJPAC and the Landlord in a form reasonably acceptable to the Tenant.

            4.3 Notwithstanding anything to the contrary contained in the Lease, the Landlord shall be under no obligation to issue the Initial Bonds. Accordingly, the provisions of clause (d) of Section 515 of the Lease are hereby deleted in their entirety.

      Section 5. Construction or Project/Landlord's Contribution/Parking Facilities

            5.1 Section 502 of the Lease shall be amended as follows:

                  5.1.1 Clauses (a) through (f) of Section 502 of the Lease shall not change.

                  5.1.2 Clauses (g), (h) and (i) of Section 502 of the Lease are hereby amended in their entirety to read as follows:

                  (g) The Tenant shall enter into a construction contract with an Acceptable Construction Company for the construction of the Amphitheater in accordance with the Plans and Specifications and thereafter diligently pursue the construction of the Amphitheater. The construction work shall be conducted subject to and in compliance with all applicable Legal Requirements.

                  (h) Subject to the provisions contained in Section 1416 of this Lease, Tenant shall, at its sole cost and expense, subject to the Landlord's obligations set forth in this Lease, construct the Amphitheater in accordance with the Plans and Specifications.

                  (i) [Intentionally blank.]

                  5.1.3 Clause (j) of Section 502 of the Lease shall not change.

                  5.1.4 Clause (k) of Section 502 of the Lease is hereby amended in its entirety as follows:

                  (k) Notwithstanding any conflicting provision contained in this Lease, no remodeling, additions, modifications or other changes may be made to the Plans and specifications or to the Project in such a manner which would result in the Amphitheater being constructed in a manner which does not satisfy the design requirements of SJPAC as specified in, and required by, the SJPAC Three-Way Agreement.

            5.2 [Intentionally Deleted]

            5.3 Section 509 of the Lease shall be amended as follows:

                  5.3.1 The phrase "and the SJPAC Proceeds" appearing in the fifth line of Section 509(a) of the Lease is hereby deleted.

                  5.3.2 The phrase "provided, however, it is hereby specified that all of the SJPAC Proceeds shall be deposited in the Construction Fund" appearing in the seventh and eighth lines of Section 509(a) of the Lease is hereby deleted.

                  5.3.3 Clause (c) of Section 509 of the Lease is hereby deleted in its entirety and replaced with the following:

                              (c) Nothing contained herein or implied hereby,
                        including, without limitation, the fact that the Landlord's Contributed Funds shall be included in the Construction Fund, shall imply that the Landlord's Contributed Funds are a part of the Proceeds of the Initial Bonds, that the Landlord's Contributed Funds are repayable by the Tenant or that the Landlord's Contributed Funds are subject to the lien of the Indenture. As used in the immediately preceding sentence, the term "Landlord's Contributed Funds" shall mean and refer to the amounts contributed to the Construction Fund by the Landlord pursuant to the provisions of Section 511(b)(ii) hereof.

                  5.3.4 A new clause (d) is hereby added at the end of Section 509 of the Lease to read as follows:

                              (d) Notwithstanding anything to the contrary
                        contained herein, the provisions of this Section 509 shall not apply or be effective if the Initial Bonds are not issued.

            5.4 Section 510 of the Lease shall be amended as follows:

                  5.4.1 The last sentence of Section 510(a) is hereby deleted in its entirety.

                  5.4.2 A new clause (d) is hereby added at the end of Section 510 of the Lease to read as follows:

                              (d) Notwithstanding anything to the contrary
                        contained herein, the provisions of this Section 510 shall not apply or be effective if the Initial Bonds are not issued.

            5.5 Section 511 of the Lease is hereby amended to read as follows:

            Section 511. Landlord's Contribution. (a) Subject to the provisions of this Section 511, the Landlord agrees to contribute to the payment of Hard Costs the sum of $10.5 million ("Landlord's Contribution"). Notwithstanding anything to the contrary contained herein, the Landlord shall have no separate or additional obligation to contribute the SJPAC Proceeds to the payment of Hard Costs, it being agreed that the SJPAC Proceeds shall be the sole and exclusive property of the Landlord to be used by the Landlord for any purpose it may choose. All amounts paid for Hard Costs by Landlord pursuant to the Second Amendment shall be credited as part of the Landlord's Contribution. If the GMP is less than $33 million, then the Landlord's Contribution shall be reduced one dollar for each dollar the GMP is less than $33 million.

            (b) The Landlord's Contribution shall be payable in accordance with the following provisions:

                  (i) So long as the Initial Bonds have not been issued, the
            Landlord's Contribution shall be payable in installments as follows:

                        (1) The Tenant shall require its general contractor to
                  issue all invoices for Hard Costs on AIA Document G702, Application and Certificate for Payment. After the Tenant and the Architect have reviewed and approved each such invoice, Tenant shall provide a copy to Landlord. Within 30 days after receipt by Landlord of a copy of any invoice for Hard Costs issued by Tenant's general contractor, Landlord shall pay directly to Tenant's general contractor an amount which will make the total sum of all payments made by the Landlord for Hard Costs through the date of said payment, including said payment, equal the Landlord Percentage (herein defined) of the total amount of all Hard Costs invoiced by Tenant's general contractor through the date of such invoice.

                        (2) As used above, the term "Landlord Percentage" shall
                  mean (i) prior to establishment of the GMP, thirty percent (30%) and (ii) after the establishment of the GMP, a fraction, stated as a percentage, the numerator of which is the amount of the Landlord's Contribution (after any adjustment required by the last sentence of Section 511(a) hereof) and the denominator of which is the GMP.

                        (3) The Tenant shall provide to the Landlord, upon the
                  Landlord's request, copies of any and all documents, instruments, reports, certificates or other supporting data or information in the Tenant's possession and relating to any invoice for Hard Costs issued by the Tenant's general contractor.

                  (ii) Upon issuance of the Initial Bonds, if at all, the
            Landlord shall pay, deliver and deposit the balance of the Landlord's Contribution which is unpaid as of the date of issuance of the Initial Bonds to the Trustee to be held as a part of the Construction Fund and subsequently disbursed in accordance with the terms of the Indenture and Section 510 hereof.

            (c) Upon completion of construction of the Amphitheater and final payment of all amounts due to the Tenant's general contractor under the construction contract for the Project ("Settlement Date"), a settlement shall be made between the Landlord and the Tenant in accordance with the following provisions:

                  (i) if the total sum of all Hard Costs actually paid and
            incurred ("Total Actual Cost") is less than the GMP, then the amount of the Landlord's Contribution shall be reduced by the sum of the amounts specified in clause (1) and (2) below:

                        (1) One-third of the amount (if any) by which the amount
                  specified in clause (A) below exceeds the amount specified in clause (B) below:

                              (A) The lesser of the GMP or $33.7 million.

                              (B) The greater of the Total Actual Cost or $33
                        million.

                        (2) The amount (if any) by which the amount specified in
                  clause (A) below exceeds the amount specified in clause (B) below:

                              (A) The lesser of the GMP or $33.0 million.

                              (B) The Total Actual Cost.

                  (ii) If the total amount of funds paid by the Landlord for
            Hard Costs pursuant to the provisions hereof exceed the amount of the Landlord's Contribution (as adjusted pursuant to clause (i) of this Section 511(c)), then the Tenant shall pay the amount of such excess to the Landlord within 30 days after the Settlement Date.

                  (iii) If the total amount of funds paid by the Landlord for
            Hard Costs pursuant to the provisions hereof is less than the amount of the Landlord's Contribution (as adjusted pursuant to clause (i) of this Section 511(c)), then the Landlord shall pay to the Tenant the amount by which such total amount is less than the amount of the Landlord's Contribution within 30 days after the Settlement Date.

            5.6 Section 515(d) of the Lease is hereby amended by (1) inserting the word "and" at the end of clause (i) and before clause (ii) and (2) deleting all of clause (iii).

            5.7 Section 515(e) is deleted and the following substituted:

            (e) Within 30 days after the Tenant accepts the Acceptable Construction Commitment, Landlord shall pay to Tenant, as Landlord's contribution for the purchase of additional fill material for the Project, an amount equal to (i) $600,000 minus (ii) one-third of the amount (if any) by which the greater of the GMP or $33.0 million is less than $33.7 million. The Landlord shall receive a dollar-for-dollar credit against its obligation created by the immediately preceding sentence for the amounts expended in connection with the delivery of such additional fill material as set forth on Exhibit "R" attached hereto.

            5.8 Section 517(b) of the Lease is amended to read as follows:

            (b) Within 30 days of the Commencement Date, the Landlord shall provide to the Tenant a written accounting detailing the actual expenditures which have been made, and the planned expenditures which will be made out of the Grant Funds. This accounting shall be periodically updated as the Tenant shall reasonably request.

            5.9 Section 518 of the Lease is amended to substitute the words "February 15, 1995" for the words "Commencement Date" wherever those words appear in Section 518.

            5.10 The following is added to Article V as new Section 520.

            Section 520. Records and Accounting. Tenant shall keep or shall cause the Acceptable Construction Contractor to keep full and detailed accounts and exercise such controls as may be necessary for the proper financial management of the Project. The Landlord shall be afforded reasonable access to the records, books, correspondence, instructions, drawings, receipts, subcontracts, purchase orders, vouchers, memoranda and other data relating to the Project to verify any credits due to the Landlord or the accuracy of any invoices submitted to Landlord.

            5.11 Notwithstanding the provisions of Article VIII of the Lease Agreement, Landlord hereby agrees with the Tenant as follows in regard to the parking facilities associated with the Amphitheater:

                  5.11.1 Upon execution of this 3rd Amendment, Landlord shall issue a "Notice to Proceed" to R.T. Wingzinger, Inc. to commence construction of the Amphitheater's parking facilities.

                  5.11.2 Landlord shall thereafter, at Landlord's cost, diligently pursue construction of such parking facilities in accordance with the specifications that have been agreed upon between the Tenant and the Landlord in order to cause completion of such construction activities as soon hereafter as is reasonably practicable.

      Section 6. Condemnation Awards. A new Section 1107 is hereby added at the end of Article XI of the Lease to read in its entirety as follows:

            Section 1107. Definitions of Landlord Fraction. As used herein, the "Landlord Fraction" shall mean 44.64%.

      Section 7. Modification of Exhibits. Exhibit "E-2" currently attached to the Lease is hereby amended in its entirety to read as the exhibit attached to this 3rd Amendment marked as Exhibit "E-2." The Exhibit attached to this 3rd Amendment marked as Exhibit "R" is hereby deemed attached to the Lease as Exhibit "R."

      Section 8. Ratification

      Except as expressly amended hereby, the Lease is hereby ratified, confirmed and carried forward in all respects.

      Section 9. Amendment and Restatement

      The parties hereto shall hereafter work together reasonably to prepare and execute, as soon thereafter as is reasonably practicable, an amended and restated version of the Lease (a) incorporating the terms of all amendments thereto, (b) eliminating all references to the conditions precedent of Section 404, (c) eliminating all references to the Initial Bonds and provisions related to the Initial Bonds and
(d) eliminating any other provisions in the Lease which have expired or are then not applicable by their own terms.

ATTEST:                                   NEW JERSEY ECONOMIC DEVELOPMENT
                                          AUTHORITY, the Landlord

(Seal)


/s/ [ILLEGIBLE]                           /s/ Caren S. Franzini
---------------------------------         -------------------------------------
                                          Caren S. Franzini
                                          Executive Director

WITNESS:                                  PAVILION PARTNERS, a Delaware general
                                          partnership, the Tenant

                                          By: SM/PACE, Inc., its general partner


/s/ [ILLEGIBLE]                           /s/ Brian E. Becker
---------------------------------         -------------------------------------
                                          Brian E. Becker
                                          Chief Executive Officer

                                   EXHIBIT R

                          ADDITIONAL FILL EXPENDITURES
                               CAMDEN AMPHITHEATER

1. Winzinger - Fill Transport                       $495,444

2. Consulting - PS&S                                $ 47,119

3. NJDEP - Fill Purchase                            $ 26,250

4. Palmyra - Fill Purchase                          $ 15,750

5. Administrative/Management Fee                    $ 12,000

6. Palmyra Inspections                              $  3,000

                           Total                    $599,563